Exhibit 99.1

RTI 2013 Third Quarter Results Show Continued Year-over-Year Growth in Both Sales and Operating Income

Commercial Aerospace Programs, Lower Material Costs Drive Third Quarter Results

Company Reaffirms 2013 Full Year Guidance

PITTSBURGH--(BUSINESS WIRE)--November 7, 2013--RTI International Metals, Inc. (NYSE: RTI), today reported 2013 third quarter financial results showing year-over-year growth in sales and operating income, and reaffirmed its 2013 full year guidance for mill product shipments, revenues and operating income. The Company said continued steady growth in its commercial aerospace business and lower material and production costs in its Titanium Segment were key drivers of its third quarter performance.

2013 Third Quarter Financial Highlights

  2013 third quarter net sales increased $14 million, or 8%, to $196.5 million, compared to 2012 third quarter net sales of $182.5 million.
  2013 third quarter operating income increased $12.3 million to $21.6 million, compared to 2012 third quarter operating income of $9.3 million.
  Quarterly net income attributable to continuing operations increased to $12.3 million, or $0.37 per diluted share, including the impact of a favorable income tax benefit of $2.6 million, or $0.06 per diluted share.
  2013 third quarter titanium mill product shipments were 4.0 million pounds at an average realized price of $18.57 per pound, compared to 4.2 million pounds at an average realized price of $19.01 per pound for the same period last year.
  2013 third quarter Boeing 787 seat track deliveries totaled 22 equivalent ship sets, ending the quarter at a 9 equivalent ship-sets-per-month delivery rate.

2013 Third Quarter and First Nine Months Financial Summary

For the third quarter of 2013, RTI reported net income attributable to continuing operations of $12.3 million, or $0.37 per diluted share (1), on net sales of $196.5 million and operating income of $21.6 million. During the third quarter of 2012, RTI reported net income attributable to continuing operations of $3.2 million, or $0.11 per diluted share, on net sales of $182.5 million and operating income of $9.3 million.

For the nine months ended September 30, 2013, RTI reported net sales of $588.5 million, compared to net sales of $521.1 million reported for the same period a year ago. Operating income for the first nine months of 2013 was $55.3 million and net income attributable to continuing operations was $20.0 million, or $0.65 per diluted share, compared with operating income of $30.1 million and net income attributable to continuing operations of $11.4 million, or $0.37 per diluted share, reported for the first nine months of 2012.

Interest expense for the third quarter and first nine months of 2013 was $7.4 million and $32.9 million, respectively, compared to $4.7 million and $13.2 million for the comparable periods in 2012. The year-over-year increase in third quarter interest expense is due to the April 2013 issuance of $402.5 million of 1.625% Convertible Senior Notes due 2019. The increase in interest expense for the first nine months was also impacted by a $13.7 million early extinguishment of debt charge in the second quarter of 2013 related to the repurchase of $115.6 million aggregate principal amount of the Company’s 3.000% Convertible Senior Notes due 2015.

Third quarter 2013 provision for income taxes was $1.7 million, compared to $1.4 million reported for the same period last year. The current year third quarter income tax provision includes a $2.6 million ($0.06 per diluted share (1)) income tax benefit primarily related to the effects of certain statutory rate changes.

Amounts reported in this press release for the three and nine months ended September 30, 2012 have been restated to reflect the application of the percentage-of-completion accounting model for revenues recognized for certain of the Company’s long-term contracts in its Engineered Products and Services Segment, and recast to reflect the change in the Company’s reporting structure into two business segments. The Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2012 and the Condensed Consolidated Balance Sheet at December 31, 2012 will be restated in the Company’s Second Amended Annual Report on Form 10-K/A for the year ended December 31, 2012, to be filed with the Securities and Exchange Commission (the SEC) on or before November 12, 2013. Amounts reported in this press release for the nine months ended September 30, 2013 reflect the impact of revisions made to the previously issued financial results for the three months ended March 31, 2013 and the three and six months ended June 30, 2013 as disclosed in the Form 8-K filed by the Company with the SEC on October 28, 2013.

(1)	In accordance with the “if-converted” method, diluted earnings per share for the three months ended September 30, 2013 is calculated assuming the conversion of the Company’s 1.625% Senior Convertible Notes due 2019 into shares of common stock in lieu of recognizing after-tax interest expense. See the Condensed Consolidated Statement of Operations later in this press release for additional detail.

Segment Results

Titanium Segment

For the third quarter of 2013, the Titanium Segment reported operating income of $16.8 million on net sales of $89.7 million, compared to 2012 third quarter operating income of $5.5 million on net sales of $90.1 million. Sales were essentially flat as the impact of lower prime mill product shipment sales were offset by higher European service center sales to European commercial aerospace customers as a result of customer order timing. The $11.3 million increase in operating income was primarily due to favorable raw material prices, including the benefit of lower scrap costs, and steady but modest improvements in operational performance. In addition, last year’s third quarter operating income included a $2.4 million charge related to a previously disclosed transformer fire at the RTI Alloys Canton melting facility.

During the first nine months of 2013, the Titanium Segment posted operating income of $44.6 million on net sales of $273.7 million, compared to operating income of $26.1 million on net sales of $274.8 million during the same period a year ago.

Titanium mill product shipments for the 2013 third quarter were 4.0 million pounds at an average realized price of $18.57 per pound, compared to titanium mill product shipments of 4.2 million pounds in the third quarter of 2012 at an average realized price of $19.01 per pound.

Titanium mill product shipments for the first nine months of 2013 were 12.4 million pounds at an average realized price of $19.17 per pound, compared to titanium mill product shipments of 12.8 million pounds during the same period a year ago at an average realized price of $19.14 per pound.

Engineered Products and Services Segment

For the third quarter of 2013, the Engineered Products and Services Segment reported operating income of $4.7 million on net sales of $106.9 million, compared to operating income of $3.7 million on net sales of $92.5 million for the same period last year. These increases were primarily due to higher commercial aerospace sales, principally related to Boeing platforms, which were partially offset by lower medical device and military market sales.

During the first nine months of 2013, the Engineered Products and Services Segment reported operating income of $10.7 million on net sales of $314.9 million, compared to operating income of $4.0 million on net sales of $246.2 million reported for the same period a year ago.

CEO Comment

“Our third quarter performance reflects continued progress for RTI. Our businesses delivered improved top and bottom line financial results. RTI also completed another strategic acquisition that enhances and builds on our existing capabilities. It also better aligns RTI to our customers needs and will support continued growth on commercial aerospace programs with both OEM and Tier 1 commercial aerospace customers,” Dawne Hickton, Vice Chair, President and CEO of RTI said. “Given our first-nine-month financial results, and our expectation for a continuation of improving operational performance into the fourth quarter, we are reaffirming our 2013 full year guidance for total mill product shipments approaching 16.5 million pounds, revenues approaching or possibly exceeding $775 million, and operating income in the range of $65 to $75 million, including our current expectation that full year operating income will fall in the upper half of that range.”

Conference Call Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 888-895-5479 or (International) 847-619-6250 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information

Replay of the call will be available approximately one hour after the conference ends and will remain accessible through Thursday, November 21, 2013. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3599 5914#.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of completed acquisitions, military spending generally and in particular, demand from the Joint Strike Fighter program, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Amended Annual Report on Form 10-K/A for the year ended December 31, 2012, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream-integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012 (As Restated)	2013	2012 (As Restated)

Net sales	$196,532	$182,545	$588,514	$521,077
Cost and expenses:
Cost of sales	151,435	148,895	460,192	420,901
Selling, general, and administrative expenses	22,491	21,725	70,040	65,236
Research, technical, and product development expenses	1,041	1,012	3,024	3,181
Asset and asset-related charges	-	1,617	-	1,617
Operating income	21,565	9,296	55,258	30,142
Other income (expense), net	(294)	16	965	318
Interest income	78	18	159	133
Interest expense	(7,387)	(4,708)	(32,876)	(13,195)

Income before income taxes	13,962	4,622	23,506	17,398
Provision for income taxes	1,670	1,423	3,507	6,048
Net income attributable to continuing operations	$12,292	$3,199	$19,999	$11,350
Net income (loss) attributable to discontinued operations, net of tax	-	389	(156)	1,413
Net income	$12,292	$3,588	$19,843	$12,763

Earnings per share attributable to continuing operations:
Basic	$0.40	$0.11	$0.66	$0.37
Diluted (1)	$0.37	$0.11	$0.65	$0.37

Earnings (loss) per share attributable to discontinued operations:
Basic	$-	$0.01	$(0.01)	$0.05
Diluted	$-	$0.01	$(0.01)	$0.05

Weighted-average shares outstanding:
Basic	30,325,662	30,137,187	30,285,004	30,117,204
Diluted	40,374,609	30,247,372	30,498,847	30,232,304

(1)

In accordance with the application of the “if-converted” method of determining diluted earnings per share, diluted earnings per share for the three months ended September 30, 2013 is calculated assuming the conversion of the Company’s 1.625% Senior Convertible Notes due 2019 into approximately 9,885,561 shares of common stock (included in the 40,374,609 weighted-average diluted shares outstanding above) and the add-back to net income attributable to continuing operations for $2.9 million of after-tax interest expense related to the 2019 Convertible Notes.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except per share amounts)

		December 31,
ASSETS	September 30, 2013	2012 (As Restated)
Current assets:
Cash and cash equivalents	$315,021	$97,190
Short-term investments	45,187	-
Receivables, less allowance for doubtful accounts of $736 and $722	118,827	105,317
Inventories, net	420,400	385,116
Costs in excess of billings	3,425	2,260
Deferred income taxes	31,406	31,380
Assets of discontinued operations	-	14,741
Other current assets	21,936	11,270
Total current assets	956,202	647,274
Property, plant, and equipment, net	367,849	375,949
Goodwill	129,838	130,610
Other intangible assets, net	53,042	56,495
Deferred income taxes	29,435	33,287
Other noncurrent assets	14,910	8,866
Total assets	$1,551,276	$1,252,481

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$75,039	$91,661
Accrued wages and other employee costs	29,801	34,096
Unearned revenues	38,467	24,998
Liabilities of discontinued operations	-	2,332
Other accrued liabilities	26,037	22,550
Total current liabilities	169,344	175,637
Long-term debt	419,249	198,337
Liability for post-retirement benefits	44,112	45,066
Liability for pension benefits	10,297	20,711
Deferred income taxes	72,777	46,384
Unearned revenues	12,033	13,013
Other noncurrent liabilities	12,134	11,798
Total liabilities	739,946	510,946
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,360,663 and 31,136,899 shares issued; 30,554,253 and 30,354,324 shares outstanding	314	311
Additional paid-in capital	530,415	484,798
Treasury stock, at cost; 806,410 and 782,575 shares	(18,798)	(18,399)
Accumulated other comprehensive loss	(39,991)	(44,722)
Retained earnings	339,390	319,547
Total shareholders’ equity	811,330	741,535
Total liabilities and shareholders’ equity	$1,551,276	$1,252,481

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Nine Months Ended
	September 30,
	2013	2012 (As Restated)
Cash provided by (used in) operating activities (including adjustment for depreciation and amortization of $32,469 and $29,405 for the nine months
ended September 2013 and 2012, respectively)	$6,340	$(25,450)

Cash used in investing activities (1)	(61,249)	(57,918)

Cash provided by (used in) financing activities (2)	271,506	(1,673)

Effect of exchange rate changes on cash and cash equivalents	1,234	1,588

Increase (decrease) in cash and cash equivalents	217,831	(83,453)
Cash and cash equivalents at beginning of period	97,190	156,842
Cash and cash equivalents at end of period	$315,021	$73,389

(1)	Includes cash used for the purchase of investments of $128,324 in 2013 and the purchase of Remmele Engineering, Inc. for $182,811 and net cash provided by the sale of available-for-sale investments of $176,809 in the prior year.

(2)	Current year includes $402,500 in proceeds from the issuance of the Company's 1.625% Convertible Notes due 2019, offset by the repurchase of a portion of the Company's 3.000% Convertible Notes due 2015, through individually negotiated, private transactions, of which $119,917 is classified as financing activity.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012 (As Restated)	2013	2012 (As Restated)
Net sales:
Titanium Segment	$89,661	$90,090	$273,664	$274,835
Intersegment sales	24,376	20,882	65,993	64,815
Total Titanium Segment sales	114,037	110,972	339,657	339,650

Engineered Products and Services Segment	106,871	92,455	314,850	246,242
Intersegment sales	14,142	19,867	47,181	62,510
Total Engineered Products and Services Segment sales	121,013	112,322	362,031	308,752

Eliminations	38,518	40,749	113,174	127,325
Total consolidated net sales	$196,532	$182,545	$588,514	$521,077

Operating income:
Titanium Segment before corporate allocations	$21,472	$9,875	$58,648	$40,798
Corporate allocations	(4,641)	(4,327)	(14,051)	(14,658)
Total Titanium Segment operating income	16,831	5,548	44,597	26,140

Engineered Products and Services Segment
before corporate allocations	9,953	7,510	26,682	14,993
Corporate allocations	(5,219)	(3,762)	(16,021)	(10,991)
Total Engineered Products and Services Segment operating income	4,734	3,748	10,661	4,002

Total consolidated operating income	$21,565	$9,296	$55,258	$30,142

CONTACT:
RTI International Metals, Inc.
Dan Crookshank, 412-893-0084
Director – Investor Relations
dcrookshank@rtiintl.com